The American Funds Income Series

February 28, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$15,257
Class B	$88
Class C	$478
Class F1	$869
Class F2	$363
Total	$17,055
Class 529-A	$735
Class 529-B	$6
Class 529-C	$88
Class 529-E	$33
Class 529-F1	$62
Class R-1	$23
Class R-2	$251
Class R-3	$559
Class R-4	$669
Class R-5	$880
Class R-6	$11,935
Total	$15,241

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0718
Class B	$0.0229
Class C	$0.0204
Class F1	$0.0717
Class F2	$0.0888
Class 529-A	$0.0653
Class 529-B	$0.0174
Class 529-C	$0.0170
Class 529-E	$0.0492
Class 529-F1	$0.0804
Class R-1	$0.0213
Class R-2	$0.0215
Class R-3	$0.0495
Class R-4	$0.0721
Class R-5	$0.0929
Class R-6	$0.0963

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	199,813
Class B	3,427
Class C	21,473
Class F1	12,437
Class F2	4,046
Total	241,196
Class 529-A	10,510
Class 529-B	317
Class 529-C	4,795
Class 529-E	615
Class 529-F1	772
Class R-1	1,036
Class R-2	11,150
Class R-3	10,477
Class R-4	8,859
Class R-5	9,425
Class R-6	134,986
Total	192,942

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.77
Class B	$13.76
Class C	$13.76
Class F1	$13.77
Class F2	$13.77
Class 529-A	$13.77
Class 529-B	$13.75
Class 529-C	$13.75
Class 529-E	$13.77
Class 529-F1	$13.77
Class R-1	$13.76
Class R-2	$13.76
Class R-3	$13.77
Class R-4	$13.77
Class R-5	$13.77
Class R-6	$13.77